Exhibit 99.1

Investor Contact: Olga Guyette, Director-Investor Relations (781) 356-9763 olga.guyette@haemonetics.com	Media Contact: Josh Gitelson, Director-Global Communications (781) 356-9776 josh.gitelson@haemonetics.com

Haemonetics Appoints James D’Arecca Chief Financial Officer

Boston, MA, March 21, 2022 -- Haemonetics Corporation (NYSE: HAE) today announced that James C. D’Arecca will join the Company as Executive Vice President, Chief Financial Officer, effective April 11, 2022. He will report directly to Chris Simon, Haemonetics’ President and Chief Executive Officer.

In this role, D’Arecca will oversee the Company's treasury, controllership and accounting, investor relations, tax, information technology, and financial planning and analysis functions. He succeeds William P. Burke, who last year shared his decision to retire as the Company’s Chief Financial Officer. Burke will remain with Haemonetics in an advisory role through June 30, 2022 to support a seamless transition.

“James brings to Haemonetics substantial experience in financial leadership for prominent global healthcare organizations,” said Simon. “His expertise will play a significant role in supporting our Company’s transformational growth objectives and delivering long-term value for our stakeholders. We are excited to welcome him to Haemonetics to lead our global Finance team.”

“Haemonetics is recognized and respected for its long history of innovation and industry leadership in improving standards of care. I am excited to help the Company continue to achieve strong results, accelerate growth, and expand its impact throughout the world,” said D’Arecca.

D’Arecca has nearly 30 years of experience in finance leadership and strategy. Since June 2020, he has served as Chief Financial Officer of TherapeuticsMD, a women’s healthcare company. Previously, D’Arecca was Senior Vice President and Chief Accounting Officer at Allergan plc for nearly seven years until its merger with AbbVie, Inc. in May 2020, and earlier in his career he held finance and business development positions at Bausch + Lomb, Merck & Co., Inc., and Schering-Plough. D’Arecca began his career with PricewaterhouseCoopers, where he had an industry focus on pharmaceuticals, medical devices, and consumer products.

D’Arecca received a Bachelor of Science in Accounting from Rutgers University and a Master of Business Administration from Columbia University.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative medical products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.